UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2009 (December 31, 2008)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-140887	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
 75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 31, 2008, Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through Behringer Harvard 1875 Lawrence, LLC, a wholly-owned subsidiary of Behringer Harvard Opportunity OP II LP, our operating partnership, entered into a loan agreement (the “Loan Agreement”) with Mutual of Omaha Bank, an unaffiliated entity, as lender (“Mutual of Omaha”), to borrow up to $23.5 million.  The initial advance under the Loan Agreement was $18.75 million and was used to fund acquisition and acquisition-related costs of an office building that we acquired on October 28, 2008 known as 1875 Lawrence, located in Denver, Colorado (“1875 Lawrence”).  The remaining advances under the Loan Agreement will be used for capital expenditures, tenant improvements, and leasing commission costs for 1875 Lawrence.  Behringer Harvard Opportunity REIT II, Inc., as guarantor, unconditionally guarantees payment of the loan for an amount not to exceed the lesser of (i) $11.75 million and (ii) 50% of the total amount advanced under the Loan Agreement if the aggregate amount advanced is less than $23.5 million (the “Limited Guaranty Agreement”).

The Loan Agreement matures on December 31, 2012 (the “Maturity Date”).  We have the option to extend the Loan Agreement for one twelve-month period provided that (i) a written notice of intent to exercise the extension option is provided at least 60 days prior to the Maturity Date, (ii) no defaults or events of default have occurred, (iii) payment is made to Mutual of Omaha of an extension fee equal to 0.25% of the outstanding loan amount, and (iv) certain financial covenants described in the Loan Agreement are satisfied.

Advances under the Loan Agreement bear interest at an annual rate equal to one- month LIBOR plus 2.5%, provided, in no event shall the annual rate be less than 6.25%.  We have the right to prepay the outstanding amount under the Loan Agreement in full or in part, at any time without penalty, provided that (i) 30 days prior written notice of the intent to prepay is provided to Mutual of Omaha, (ii) each prepayment includes unpaid accrued interest thereon to the date of the prepayment plus any other sums which have become due to Mutual of Omaha on or before the date of prepayment but have not been paid, and (iii) a pre-payment penalty of 1% of the outstanding principal balance is paid if prepaid during the first 12 months from the date of the Loan Agreement or a pre-payment penalty of 0.5% of the outstanding principal balance is paid if prepaid during the thirteenth through the twenty-fourth month following the date of the Loan Agreement.

Commencing with the first calendar month following the date of the Loan Agreement and continuing through the first 24 months, monthly payments of accrued unpaid interest are required.  Commencing on the twenty-fifth calendar month from the date of the Loan Agreement and continuing until the Maturity Date, monthly payments of principal and interest are due and payable with principal calculated using an amortization term of 25 years, with the unpaid principal balance and all accrued unpaid interest being due and payable on the Maturity Date.

The Loan Agreement is secured by a first mortgage lien on the assets of 1875 Lawrence including the land, fixtures, improvements, contracts, leases, rents, and reserves.

The Loan Agreement contains customary affirmative, negative, and financial covenants, representations, warranties and borrowing conditions, all as set forth in the Loan Agreement.  In addition, Behringer Harvard Opportunity REIT II, Inc., as guarantor, is subject to certain financial covenants as set forth in the Loan Agreement and the Limited Guaranty Agreement in favor of Mutual of Omaha.

The information set forth above with respect to the Loan Agreement, the related Promissory Note and the Limited Guaranty Agreement in favor of Mutual of Omaha does not purport to be complete in scope and is qualified in its entirety by the full text of the Loan Agreement, the related Promissory Note and the Limited Guaranty Agreement.

The Loan Agreement and the related Promissory Note and Limited Guaranty Agreement have been filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and are incorporated into this Item 2.03 disclosure by reference.  In addition, the Deed of Trust, Security Agreement, Financing Statement, Assignment of Leases and Rents, and Fixture Filing, as applicable, of Behringer Harvard 1875 Lawrence, LLC, has been filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated into this Item 2.03 disclosure by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: January 7, 2009	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

EXHIBIT INDEX

10.1	Loan Agreement made between Behringer Harvard 1875 Lawrence, LLC, as borrower, and Mutual of Omaha Bank, as lender

10.2	Promissory Note made between Behringer Harvard 1875 Lawrence, LLC, as borrower, and Mutual of Omaha Bank, as lender

10.3	Limited Guaranty Agreement by Behringer Harvard Opportunity REIT II, Inc., as guarantor, in favor of Mutual of Omaha Bank, as lender

10.4	Deed of Trust, Security Agreement, Financing Statement, Assignment of Leases and Rents, and Fixture Filing by Behringer Harvard 1875 Lawrence, LLC, as borrower, to Mutual of Omaha Bank, as beneficiary